================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                         ------------------------------

                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: December 17, 1999

                         ------------------------------

                           PROVINCE HEALTHCARE COMPANY
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                       0-23639              62-1710772
 (State or Other Jurisdiction of   (Commission File Number)    (IRS Employer
          Incorporation)                                     Identification No.)

   105 WESTWOOD PLACE
   SUITE 400
   BRENTWOOD, TENNESSEE                                             37027
   (Address of Principal Executive Offices)                       (Zip Code)

                                 (615) 370-1377
              (Registrant's telephone number, including area code)

================================================================================

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         Province Healthcare Company (the "Company"), a Delaware corporation, hereby amends its current Report on Form 8-K, dated October 18, 1999, relating to the acquisitions of Trinity Valley Medical Center and Minden Medical Center on October 1, 1999 (the "Acquisitions"). The Company is filing this amendment for the purpose of including the required financial statements and pro forma financial information with respect to the Acquisitions in accordance with the requirements of Form 8-K.

         (a)      Financial Statements of Businesses Acquired

                  The required audited combined financial statements of Trinity Valley Medical Center and Minden Medical Center (collectively the "Tenet Province Hospitals") as of May 31, 1999, and for the year then ended are filed herewith.

                  The required unaudited condensed combined financial statements of Tenet Province Hospitals as of August 31, 1999, and for the three-month periods ended August 31, 1999 and 1998, are filed herewith.

         (b)      Pro Forma Financial Information.

                  The required pro forma financial statements of the Company and its subsidiaries, giving effect to the Acquisitions as if they had occurred on September 30, 1999, as to the balance sheets, and on January 1, 1998, as to the income statements, are filed herewith.

         (c)      Exhibits:

                           2.1 Asset Sale Agreement, dated July 23, 1999,
                  between Tenet Healthcare Corporation and Province Healthcare Company is incorporated herein by reference to the Company's Current Report on Form 8-K; filed October 18, 1999, Commission File No. 0-23629.

                           2.2 Amendment No. 1 to Asset Sale Agreement, dated
                  September 29, 1999, between Tenet Healthcare Corporation and Province Healthcare Company is incorporated herein by reference to the Company's Current Report on Form 8-K; filed October 18, 1999, Commission File No. 0-23629.

                           23.1 Consent of KPMG LLP.

                           99.1 Copy of the press release, dated October 1,
                  1999, relating to the completion of the acquisitions of Trinity Valley Medical Center and Minden Medical Center is incorporated herein by reference to the Company's Current Report on Form 8-K; filed October 18, 1999, Commission File No. 0-23629.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       PROVINCE HEALTHCARE COMPANY


                                       By: /s/ Brenda B. Rector
                                           -------------------------------------
                                           Brenda B. Rector
                                           Vice President and Controller

Date: December 17, 1999

                          INDEX TO FINANCIAL STATEMENTS



                                                                                PAGE
                                                                                ----
TENET PROVINCE HOSPITALS

Independent Auditors' Report--------------------------------------------------    1
Combined Balance Sheet at May 31, 1999----------------------------------------    2
Combined Statement of Operations and Changes in Ownership Equity for the
   Year Ended May 31, 1999----------------------------------------------------    3
Combined Statement of Cash Flows for the Year Ended May 31, 1999--------------    4
Notes to Combined Financial Statements----------------------------------------    5
Condensed Combined Balance Sheet at August 31, 1999 (Unaudited)---------------   13
Condensed Combined Statements of Operations and Changes in Ownership
   Equity for the Three Months Ended August 31, 1999 and 1998 (Unaudited)-----   14
Condensed Combined Statements of Cash Flows for the Three Months Ended
   August 31, 1999 and 1998 (Unaudited)---------------------------------------   15
Notes to Condensed Combined Financial Statements (Unaudited)------------------   16

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

Pro Forma Condensed Consolidated Financial Statements-------------------------   17
Pro Forma Condensed Consolidated Balance Sheet at September 30, 1999
   (Unaudited)----------------------------------------------------------------   18
Pro Forma Condensed Consolidated Statement of Income for the Year
   Ended December 31, 1998 (Unaudited)----------------------------------------   19
Pro Forma Condensed Consolidated Statement of Income for the Nine Months
   Ended September 30, 1999 (Unaudited)---------------------------------------   20
Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)----   21

(KPMG Letterhead)

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Tenet Healthcare Corporation:



We have audited the accompanying combined balance sheet of Minden Medical Center and Trinity Valley Medical Center including certain medical office buildings and other healthcare businesses related to the operations of these hospitals (collectively the Tenet Province Hospitals) as of May 31, 1999, and the related combined statements of operations and changes in ownership equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Tenet Province Hospitals' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Tenet Province Hospitals as of May 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                     KPMG LLP
Dallas, Texas
December 5, 1999

                           TENET PROVINCE HOSPITALS

                        Combined Balance Sheet (note 1)

                                  May 31, 1999


                                                    ASSETS
Current assets:
    Cash                                                                                        $      14,872
    Accounts receivable, less allowance for doubtful accounts of $2,050,995                         2,869,002
    Inventories of supplies                                                                         1,160,036
    Deferred income taxes                                                                             699,000
    Other receivables                                                                               1,505,602
    Prepaid expenses                                                                                  102,487
                                                                                                -------------
             Total current assets                                                                   6,350,999

Property and equipment, net                                                                        35,431,334

Costs in excess of net assets acquired, less accumulated
    amortization of $144,305                                                                          103,061

Other intangible assets at cost, less accumulated amortization of $239,321                          1,976,119

Other assets                                                                                           47,211
                                                                                                -------------
                                                                                                $  43,908,724
                                                                                                =============

                                  LIABILITIES AND OWNERSHIP EQUITY (DEFICIT)

Current liabilities:
    Obligations under capital leases                                                            $      60,757
    Accounts payable                                                                                1,638,538
    Employee compensation and benefits                                                              1,296,128
    Accrued property taxes                                                                            309,169
    Other current liabilities                                                                         231,511
                                                                                                -------------
             Total current liabilities                                                              3,536,103

Long-term obligations under capital leases                                                            411,364
Deferred income taxes                                                                               3,709,000
Due to affiliate                                                                                   48,847,626
                                                                                                -------------
             Total liabilities                                                                     56,504,093

Commitments and contingencies

Ownership equity (deficit)                                                                        (12,595,369)
                                                                                                -------------
                                                                                                $  43,908,724
                                                                                                =============


See accompanying notes to combined financial statements.

                           TENET PROVINCE HOSPITALS

        Combined Statement of Operations and Changes in Ownership Equity

                            Year ended May 31, 1999


Net patient service revenues                                                                    $  60,011,109
Other revenue                                                                                         569,393
                                                                                                -------------
             Net operating revenues                                                                60,580,502

Operating expenses:
    Salaries and benefits                                                                          26,340,399
    Supplies                                                                                        6,560,531
    Provision for doubtful accounts                                                                 5,661,176
    Other operating expenses                                                                       13,748,853
    Depreciation                                                                                    3,198,031
    Amortization                                                                                      176,296
    Overhead allocated from affiliate                                                                 912,882
                                                                                                -------------
             Operating income                                                                       3,982,334

Investment earnings                                                                                    13,131
Interest expense, primarily to affiliate                                                           (5,654,021)
                                                                                                -------------
             Loss before income taxes                                                              (1,658,556)

Income tax benefit                                                                                    614,000
                                                                                                -------------
             Net loss                                                                              (1,044,556)

Ownership equity (deficit), beginning of year                                                     (11,550,813)
                                                                                                -------------
Ownership equity (deficit), end of year                                                         $ (12,595,369)
                                                                                                =============


See accompanying notes to combined financial statements.

                            TENET PROVINCE HOSPITALS

                        Combined Statement of Cash Flows

                            Year ended May 31, 1999


Cash flows from operating activities:
    Net loss                                                                                    $  (1,044,556)
    Adjustments to reconcile net loss to net cash provided
       by operating activities:
          Depreciation and amortization                                                             3,374,327
          Provision for doubtful accounts                                                           5,661,176
          Deferred income tax benefit                                                                (566,000)
          Increase (decrease) in cash from changes in operating
             assets and liabilities
                Accounts receivable                                                                (3,791,993)
                Inventories, prepaid expenses and other receivables                                  (144,206)
                Accounts payable and accrued expenses                                                 503,085
                                                                                                -------------
                      Net cash provided by operating activities                                     3,991,833
                                                                                                -------------
Cash flows from investing activities:
    Purchases of property and equipment                                                            (1,657,855)
    Increase in other intangible assets                                                            (1,088,364)
                                                                                                -------------
                      Net cash used in investing activities                                        (2,746,219)
                                                                                                -------------
Cash flows from financing activities:
    Net decrease in due to affiliate                                                               (1,155,277)
    Payments on obligations under capital leases                                                      (75,465)
                                                                                                -------------
                      Net cash used in financing activities                                        (1,230,742)
                                                                                                -------------
Net increase in cash                                                                                   14,872
Cash, beginning of year                                                                                    --
                                                                                                -------------
Cash, end of year                                                                               $      14,872
                                                                                                =============

Supplemental disclosures:
    Interest paid, net of amounts capitalized                                                          45,773
    Taxes received (paid) are made at the Parent level


See accompanying notes to combined financial statements.

                            TENET PROVINCE HOSPITALS

                     Notes to Combined Financial Statements

                            Year ended May 31, 1999

(1)      SIGNIFICANT ACCOUNTING POLICIES

         (A)      DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

                  Effective October 1, 1999, Tenet Healthcare Corporation (Tenet) and certain of its wholly-owned subsidiaries completed the sale to Province Healthcare Company (Province) of substantially all of the property, equipment and lease rights related to the operations of two acute care hospitals, including certain medical office buildings and other healthcare businesses related to the operations of these hospitals for a purchase price of $77 million, subject to certain net working capital and other adjustments at the closing date. The two hospitals, including certain medical office buildings and other healthcare businesses related to the operations of these hospitals are referred to collectively herein as the Tenet Province Hospitals.

                  The Tenet Province Hospitals are primarily engaged in the operation of general hospitals and related healthcare facilities and are subject to changes in government legislation that could impact Medicare and Medicaid reimbursement levels and to increased levels of managed care penetration and changes in payor patterns that may impact the level and timing of payments for services rendered.

                  The combined financial statements of the Tenet Province Hospitals include the accounts of Minden Medical Center and Trinity Valley Medical Center. These entities are ultimately wholly-owned by subsidiaries of Tenet.

                  Minden Medical Center is a 121-bed acute care hospital located in Minden, Louisiana (West Louisiana), which provides inpatient, outpatient and emergency care services to residents in the Minden, Louisiana service area. Trinity Valley Medical Center is a 153-bed acute care hospital located in Palestine, Texas (East Texas), which provides inpatient, outpatient and emergency care services to residents in the Palestine, Texas service area.

                  The accompanying combined financial statements reflect the historical accounts of the Tenet Province Hospitals for the May 31 fiscal year end of Tenet. The combined financial statements include allocations for certain general and administrative, financial, legal, human resources, information systems and other services from Tenet. The basis for allocations are generally determined on a pro-rata basis utilizing net operating revenues for all of Tenet's hospitals. Such expense allocations to the Tenet Province Hospitals may not be representative of the costs of such services to be incurred in the future.

                  The Tenet Province Hospitals maintain their books and records on the accrual basis of accounting. All significant transactions and balances resulting from business conducted between the Tenet Province Hospitals have been eliminated.

         (B)      USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Tenet Province Hospitals to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

                                                                    (Continued)

                            TENET PROVINCE HOSPITALS

                     Notes to Combined Financial Statements

                            Year ended May 31, 1999

         (C)      REVENUE RECOGNITION

                  Net patient service revenues consist primarily of charges that are based on the hospitals' established billing rates less contractual allowances and discounts, principally for patients covered by Medicare, Medicaid and other contractual programs. These allowances and discounts were $58,535,401 for the year ended May 31, 1999. Payments under these programs are based on either predetermined rates or the costs of services. Estimates of governmental contractual allowances (Medicare and Medicaid) are based on historically developed models adjusted for currently effective reimbursement or contract rates, the results of which are adjusted as final settlements of cost reports are reached, and are determined on a hospital-by-hospital year-by-year basis. Estimates of commercial contractual allowances are based primarily on the terms of the contractual arrangements with commercial payors. Amounts related to settlements are included in accounts receivable in the accompanying combined balance sheet. Management of the Tenet Province Hospitals believes that adequate provision has been made for adjustments that may result from final determination of amounts earned under these programs. There are no known material claims, disputes or unsettled matters with third-party payors not adequately provided for in the combined financial statements. Approximately 50% of 1999 combined net patient service revenues were from participation in Medicare and Medicaid programs.

                  The Tenet Province Hospitals provide care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than their established rates. Because the Tenet Province Hospitals do not pursue collection of amounts determined to qualify as charity care, they are not reported in the accompanying combined statement of operations and changes in ownership equity. As a result of providing services to certain qualifying low-income and uninsured patients during 1999, Trinity Valley Medical Center received $1,031,448 in connection with the State of Texas Disproportionate Share Program which amount is included in net patient service revenues in the accompanying combined statement of operations and changes in ownership equity.

         (D)      LONG-LIVED ASSETS

                  The Tenet Province Hospitals use the straight-line method of depreciation for buildings, building improvements and equipment over their estimated useful lives as follows: buildings and improvements - 25 to 40 years; equipment - 3 to 15 years. Capital leases are recorded at the beginning of the lease term as assets and liabilities at the lower of the present value of the minimum lease payments or the fair value of the assets, and such assets, including improvements, are amortized over the shorter of the lease term or estimated useful life.

                  Costs in excess of the fair value of the net assets of purchased businesses (goodwill) generally are amortized using the straight-line method over 5 years.

                  Other intangible assets consist primarily of software conversion costs which are amortized using the straight-line method over 3 years.

                                                                    (Continued)

                            TENET PROVINCE HOSPITALS

                     Notes to Combined Financial Statements

                            Year ended May 31, 1999


                  Impairment of long-lived assets, including goodwill related to such assets, is recognized whenever events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable from estimated future cash flows. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimates of future discounted cash flows resulting from use and ultimate disposition of the asset.

                  The Tenet Province Hospitals begin the process of determining if their facilities are impaired at each fiscal year-end by reviewing all of the facilities' three-year historical and one-year projected cash flows. Facilities whose cash flows are negative or trending significantly downward on this basis are selected for further impairment analysis. Their future cash flows (undiscounted and without interest charges) are estimated over the expected useful life of the facility and consider patient volumes, changes in payor mix, revenue and expense growth rates and reductions in Medicare payments due to the Balanced Budget Act of 1997 (the "BBA") and other regulatory actions, which assumptions vary by hospital, home health agency and physician practice. The sum of those expected future cash flows is compared to the carrying value of the assets. If the sum of the expected future cash flows is less than the carrying amount of the assets, the Tenet Province Hospitals recognize an impairment loss. No such impairment loss has been recorded at May 31, 1999.

         (E)      INVENTORIES OF SUPPLIES

                  Inventories of supplies are stated at cost.

         (F)      DUE TO AFFILIATE

                  Due to affiliate includes net intercompany activity with Tenet. Intercompany activity includes advances to the Tenet Province Hospitals by Tenet for insurance coverage, working capital requirements, other operating expenses, and asset purchases. Additionally, Tenet charged the Tenet Province Hospitals management fees of $912,882 in 1999 for general and administrative, financial, legal, human resources, information services and other services. Offsetting these advances and management fees are excess cash amounts Tenet transfers daily from the Tenet Province Hospitals resulting in a net due to affiliate balance at May 31, 1999. Intercompany interest expense was $5,608,248 in 1999 for the portion of the due to affiliate balances subject to interest charges pursuant to Tenet internal policy.

         (G)      OWNERSHIP EQUITY (DEFICIT)

                  Ownership equity (deficit) includes contributed capital and current and prior years' results of operations, net of dividends. This account represents Tenet's investment (deficit) in the net assets and liabilities of the Tenet Province Hospitals and is non-interest bearing.

                                                                    (Continued)

                            TENET PROVINCE HOSPITALS

                     Notes to Combined Financial Statements

                            Year ended May 31, 1999


         (H)      INCOME TAXES

                  Tenet files a consolidated federal income tax return and state income tax returns for the respective states in which it does business, which include the operating results of the Tenet Province Hospitals as appropriate. Tenet allocates taxes to each of the Tenet Province Hospitals on a separate-return basis, whereby current and deferred taxes are allocated to each of the Tenet Province Hospitals pursuant to the asset and liability method, as if each of the Tenet Province Hospitals were a separate taxpayer.

(2)      PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost and consists of the following:

                                                                                   1999
                                                                               -------------
                  Land                                                         $   2,298,346
                  Buildings and improvements                                      33,557,366
                  Equipment                                                       23,402,192
                  Construction in progress                                           324,584
                                                                               -------------
                                                                                  59,582,488
                  Less accumulated depreciation and amortization                 (24,151,154)
                                                                               -------------
                           Property and equipment, net                         $  35,431,334
                                                                               =============

(3)      LEASES

         The Tenet Province Hospitals have long-term lease obligations that expire at various dates for certain facilities and equipment. The leases generally contain renewal provisions and provide for the lessee to pay taxes, maintenance, insurance, and certain other operating costs of the leased property.

                                                                    (Continued)

                            TENET PROVINCE HOSPITALS

                     Notes to Combined Financial Statements

                            Year ended May 31, 1999


         Future minimum payments under capitalized leases and under operating leases that have initial or remaining noncancelable lease terms in excess of one year at May 31, 1999 are as follows:

                              YEAR ENDING                                    CAPITAL           OPERATING
                                MAY 31,                                       LEASES             LEASES
                 ------------------------------------                      ------------       ------------
                                 2000                                      $     93,132       $    191,465
                                 2001                                            74,995             98,785
                                 2002                                            62,040             67,031
                                 2003                                            62,040             18,780
                                 2004                                            62,040              6,000
                              Later years                                       284,350                 --
                                                                           ------------       ------------
                           Total minimum lease payments                         638,597       $    382,061
                                                                                              ============

                 Less amount representing interest                             (166,476)

                           Present value of net minimum lease
                              payments                                          472,121

                 Less current portion                                           (60,757)
                                                                           ------------
                           Long-term portion                               $    411,364
                                                                           ============

         Assets recorded under capital leases with a historical cost of approximately $700,000 and accumulated depreciation of approximately $298,000 are included in property and equipment. Future minimum lease payments under capital leases have not been reduced for sublease rental income of approximately $147,000.

         Total rental expense in 1999 for all operating leases was $841,394.

(4)      PROFESSIONAL AND GENERAL LIABILITY INSURANCE

         In their normal course of business, the Tenet Province Hospitals are subject to claims and lawsuits relating to patient treatment. The Tenet Province Hospitals believe that their liability for damages resulting from such claims and lawsuits is adequately covered by insurance or is adequately provided for in the accompanying combined financial statements.

         The Tenet Province Hospitals insure substantially all of their professional and comprehensive general liability risks in excess of self-insured retentions through a majority-owned insurance subsidiary of Tenet. These self-insured retentions currently are $1 million per occurrence and in prior years varied by hospital and by policy period from $500,000 to $3 million per occurrence. A significant portion of these risks is, in turn, reinsured with major independent insurance companies. The Tenet Province Hospitals are charged an allocation of cost by Tenet for their portion of cost relating to this program. The amount allocated to the Tenet Province Hospitals for these costs was $326,319 in 1999, which amount is included in other operating expenses in the accompanying combined statement of operations and changes in ownership equity.

                                                                    (Continued)

                            TENET PROVINCE HOSPITALS

                     Notes to Combined Financial Statements

                            Year ended May 31, 1999

(5)      INCOME TAXES

         Income tax benefit consists of the following approximate amounts:

                                                                           1999
                                                                       -----------

                                   Current:
                                       Federal                         $   (43,000)
                                       State                                (5,000)
                                                                       -----------
                                                                           (48,000)
                                                                       -----------

                                   Deferred:
                                       Federal                            (508,000)
                                       State                               (58,000)
                                                                       -----------
                                                                          (566,000)
                                                                       -----------
                                                                       $  (614,000)
                                                                       ===========

         A reconciliation between the approximate amount of reported income tax benefit and the amount computed by multiplying loss before income taxes by the statutory Federal income tax rate is shown below:

                                                                                     1999
                                                                       ---------------------------------
                                                                          AMOUNT               PERCENT
                                                                       -----------           -----------
               Tax benefit at statutory federal rates                  $  (580,000)                 35.0%
               State income tax benefit net of federal income
                   tax impact                                              (41,000)                  2.5%
               Other                                                         7,000                  (0.5%)
                                                                       -----------           -----------
               Income tax benefit                                      $  (614,000)                 37.0%
                                                                       ===========           ===========

         Deferred tax assets and liabilities as of May 31, 1999 relate to the following approximate amounts:

                                                                                     1999
                                                                       ---------------------------------
                                                                          ASSETS             LIABILITIES
                                                                       -----------           -----------
               Depreciation and fixed asset basis differences          $        --             3,681,000
               Receivables - doubtful accounts and adjustments             565,000                    --
               Other long-term liabilities                                 189,000                    --
               Intangible assets                                                --               252,000
               Other accrued liabilities                                   134,000                    --
               Other                                                        35,000                    --
                                                                       -----------           -----------
                                                                       $   923,000             3,933,000
                                                                       ===========           ===========

                                                                    (Continued)

                            TENET PROVINCE HOSPITALS

                     Notes to Combined Financial Statements

                            Year ended May 31, 1999

         Based on historical and projected taxable income, management of the Tenet Province Hospitals believes that realization of the deferred tax assets is more likely than not to occur. Accordingly, no valuation allowance has been established.

(6)      EMPLOYEE BENEFIT PLANS

         Substantially all employees who are employed by the Tenet Province Hospitals, upon qualification, are eligible to participate in the Tenet defined contribution 401(k) plan. Employees who elect to participate generally make contributions ranging from 1% to 20% of their eligible compensation, and Tenet matches such contributions up to a maximum percentage. Expenses allocated to the Tenet Province Hospitals during 1999 for the plan were $165,687 and are included in salaries and benefits in the accompanying combined statement of operations and changes in ownership equity.

         The Tenet Province Hospitals do not provide post-retirement healthcare or life insurance benefits.

(7)      DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying values of accounts and notes receivable, current portion of obligations under capital leases, accounts payable and interest payable approximate fair value because of the short maturity of these instruments. The carrying values of other assets and long-term obligations under capital leases are not materially different from the estimated fair values of these instruments.

(8)      SEGMENT DISCLOSURES

         The Tenet Province Hospitals have adopted Statement of Financial Accounting Standards No. 131 "Disclosures About Segments of an Enterprise and Related Information." Because the Tenet Province Hospitals' business of providing health care through its domestic general hospitals, physician practices, and related health care facilities is a single reportable operating segment under this accounting standard, no new or additional disclosures are required of the Tenet Province Hospitals. Tenet Province Hospitals' chief operating decision maker, as that term is defined in the accounting standard, regularly reviews financial information about each of its hospitals including the Tenet Province Hospitals' facilities for assessing performance and allocating resources.

(9)      RECENTLY ISSUED ACCOUNTING STANDARDS

         As of June 1, 1999, the Tenet Hospitals changed their method of accounting for start-up costs in accordance with SOP 98-5, "Reporting on the Costs of Start-up Activities" which requires such costs to be expensed as incurred instead of capitalized and amortized. Previously, the Tenet Hospitals capitalized start-up costs and amortized them over one year.

         SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," provides guidance on the circumstances under which the costs of certain computer software should be capitalized and/or expensed and is effective for financial statements for fiscal years beginning after December 15, 1998, which will apply to the Tenet Province Hospitals beginning June 1, 1999.

                                                                    (Continued)

                            TENET PROVINCE HOSPITALS

                     Notes to Combined Financial Statements

                            Year ended May 31, 1999

         Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which is effective for financial statements for fiscal years beginning after June 15, 2000, and which will apply to the Tenet Province Hospitals beginning June 1, 2002 establishes accounting and reporting standards for derivative instruments and for hedging activities.

         The Tenet Province Hospitals do not expect the adoption of these new accounting standards and statements of position to have a material effect on their future results of operations.

(10)     SUBSEQUENT EVENT

         Effective August 31, 1999, Tenet and certain Tenet subsidiaries entered into a Receivables Sale Agreement pursuant to which those Tenet subsidiaries agreed to sell to Tenet, without recourse, patient related receivables existing on August 31, 1999 as well as receivables generated thereafter. Concurrently, Tenet entered into a Receivables Purchase Agreement with a subsidiary indirectly wholly-owned by Tenet, pursuant to which Tenet agreed to sell to the subsidiary all patient related receivables acquired by Tenet pursuant to the Receivables Sale Agreement. Approximately $3.6 million of net receivables were sold by the Tenet Province Hospitals to Tenet on August 31, 1999.

         The patient related receivables sold by the Tenet Province Hospitals to Tenet on August 31, 1999, were sold at their fair values, which were less than the balances of such receivables on the respective Tenet Province Hospitals' balance sheets due to the fact that they were discounted to primarily reflect the time value of money.

                            TENET PROVINCE HOSPITALS

                        Condensed Combined Balance Sheet

                                                                                                 AUGUST 31,
                                                                                                    1999
                                                                                                 (UNAUDITED)
                                                                                                -------------
                                     ASSETS
Current assets:
    Accounts receivable, less allowance for doubtful accounts of $2,476,267                     $   4,082,255
    Inventories of supplies                                                                         1,183,654
    Deferred income taxes                                                                             860,000
    Other receivables                                                                               1,548,749
    Prepaid expenses                                                                                  127,258
                                                                                                -------------
             Total current assets                                                                   7,801,916

Property and equipment, net                                                                        35,129,020

Costs in excess of net assets acquired, less accumulated amortization
    of $156,674                                                                                        90,692

Other intangible assets at cost, less accumulated amortization
    of $284,183                                                                                     1,931,257

Other assets                                                                                           94,795
                                                                                                -------------
                                                                                                   45,047,680
                                                                                                =============

                          LIABILITIES AND OWNERSHIP EQUITY (DEFICIT)

Current liabilities:
    Obligations under capital leases                                                                   62,014
    Accounts payable                                                                                1,492,731
    Employee compensation and benefits                                                              1,230,686
    Accrued property taxes                                                                            495,039
    Other current liabilities                                                                         150,837
                                                                                                -------------
             Total current liabilities                                                              3,431,307

Long-term obligations under capital leases                                                            395,425
Deferred income taxes                                                                               3,728,000
Due to affiliate                                                                                   50,237,153
                                                                                                -------------
             Total liabilities                                                                     57,791,885

Commitments and contingencies

Ownership equity (deficit)                                                                        (12,744,205)
                                                                                                -------------
                                                                                                $  45,047,680
                                                                                                =============


See accompanying notes to condensed combined financial statements.

                            TENET PROVINCE HOSPITALS

  Condensed Combined Statements of Operations and Changes in Ownership Equity

                                  (Unaudited)

                                                                      THREE MONTHS ENDED
                                                                          AUGUST 31,
                                                            -------------------------------------
                                                                 1999                    1998
                                                            -------------           -------------
Net patient service revenues                                $  15,023,265              15,245,434
Other revenue                                                     145,205                 128,635
                                                            -------------           -------------
             Net operating revenues                            15,168,470              15,374,069

Operating expenses:
    Salaries and benefits                                       6,538,459               6,665,438
    Supplies                                                    1,705,547               1,711,914
    Provision for doubtful accounts                             1,713,629               1,302,306
    Other operating expenses                                    3,143,271               3,454,271
    Depreciation                                                  637,198                 854,585
    Amortization                                                   49,476                  31,284
    Overhead allocated from affiliate                             193,190                 227,291
                                                            -------------           -------------
             Operating income                                   1,187,700               1,126,980

Investment earnings                                                 1,398                   1,761
Interest expense, primarily to affiliate                       (1,425,346)             (1,423,672)
                                                            -------------           -------------
             Loss before income taxes                            (236,248)               (294,931)

Income tax benefit                                                 87,412                 109,124
                                                            -------------           -------------
             Net loss                                            (148,836)               (185,807)

Ownership equity (deficit), beginning of period               (12,595,369)            (11,550,813)
                                                            -------------           -------------
Ownership equity (deficit), end of period                   $ (12,744,205)            (11,736,620)
                                                            =============           =============


See accompanying notes to condensed combined financial statements.

                            TENET PROVINCE HOSPITALS

                  Condensed Combined Statements of Cash Flows

                                  (Unaudited)

                                                                                              THREE MONTHS ENDED
                                                                                                   AUGUST 31
                                                                                      -------------------------------------
                                                                                          1999                    1998
                                                                                      -------------           -------------
Cash flows from operating activities:
    Net loss                                                                          $    (148,836)               (185,807)
    Adjustments to reconcile net loss to net cash provided
       by (used in) operating activities:
          Depreciation and amortization                                                     686,674                 885,869
          Provision for doubtful accounts                                                 1,713,629               1,302,306
          Deferred income tax benefit                                                      (142,000)               (141,000)
          Decrease in cash from changes in operating assets and liabilities:
                Accounts receivable                                                      (2,926,882)               (933,131)
                Inventories, prepaid expenses and other receivables                         (91,536)               (301,815)
                Accounts payable and accrued expenses                                      (106,053)               (201,043)
                                                                                      -------------           -------------
                   Net cash provided by (used in) operating activities                   (1,015,004)                425,379
                                                                                      -------------           -------------
Cash flows from investing activities:
    Purchases of property and equipment                                                    (327,129)             (1,464,002)
    Net additions to other assets                                                           (47,584)                     --
                                                                                      -------------           -------------
                   Net cash used in investing activities                                   (374,713)             (1,464,002)
                                                                                      -------------           -------------
Cash flows from financing activities:
    Net increase in due to affiliate                                                      1,389,527               1,052,167
    Payments on obligations under capital leases                                            (14,682)                (13,544)
                                                                                      -------------           -------------
                   Net cash provided by financing activities                              1,374,845               1,038,623
                                                                                      -------------           -------------
Net decrease in cash                                                                        (14,872)                     --
Cash, beginning of period                                                                    14,872                      --
                                                                                      -------------           -------------
Cash, end of period                                                                   $          --                      --
                                                                                      =============           =============

Supplemental disclosures:
    Interest paid, net of amounts capitalized                                         $      11,841                  10,167
    Taxes received (paid) are made at the Parent level


See accompanying notes to condensed combined financial statements.

                            TENET PROVINCE HOSPITALS

                Notes to Condensed Combined Financial Statements

                            August 31, 1999 and 1998

                                  (Unaudited)


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited condensed combined balance sheet as of August 31, 1999 and the related unaudited combined statements of operations and changes in ownership equity and cash flows for the three months ended August 31, 1999 and 1998 (interim financial statements) of the Tenet Province Hospitals have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the interim results have been included.

The interim unaudited condensed combined financial statements should be read in conjunction with the audited May 31, 1999 financial statements appearing herein. The results of the three months ended August 31, 1999 and 1998 may not be indicative of operating results for the full respective years.

INCOME TAXES

Tenet Healthcare Corporation ("Tenet") files a consolidated federal income tax return and state income tax returns for the respective states in which it does business, which include the operating results of the Tenet Province Hospitals as appropriate. Tenet allocates taxes to each of the Tenet Province Hospitals on a separate-return basis, whereby current and deferred taxes are allocated to each of the Tenet Province Hospitals pursuant to the asset and liability method as if each of the Tenet Province Hospitals were a separate taxpayer.

COMMITMENTS AND CONTINGENCIES

In their normal course of business, the Tenet Province Hospitals are subject to claims and lawsuits relating to patient treatment. The Tenet Province Hospitals believe that their liability for damages resulting from such claims and lawsuits is adequately covered by insurance or is adequately provided for in the accompanying condensed combined financial statements.

SUBSEQUENT EVENT

Effective October 1, 1999, Tenet and certain of its wholly-owned subsidiaries completed the sale to Province Healthcare Company of substantially all of the property, equipment and lease rights related to the operations of the Tenet Province Hospitals, including certain medical office buildings and other healthcare businesses related to the operations of these hospitals for a purchase price of approximately $77 million, subject to certain net working capital and other adjustments following the closing date.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

         On October 1, 1999, Province Healthcare Company (the "Company") acquired Trinity Valley Medical Center and Minden Medical Center (the "Acquisitions").

         The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1999, gives effect to the Acquisitions as if such transaction had been completed as of September 30, 1999.

         The following unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1998, and the nine months ended September 30, 1999, give effect to the Acquisitions, as if such transaction had been completed as of January 1, 1998.

         The pro forma condensed consolidated financial information presented herein does not purport to represent what the Company's results of operations or financial position would have been had such transaction, in fact, occurred at the beginning of the periods presented or to project the Company's results of operations in any future period. The pro forma results of operations, which do not take into account certain operational changes instituted by the Company upon acquisition of its hospitals, are not necessarily indicative of the results that may be expected from such hospitals. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Province, included in its Annual Report on Form 10-K for the year ended December 31, 1998, the unaudited condensed consolidated financial statements of Province, included in its Quarterly Report on Form 10-Q for the period ended September 30, 1999, and the financial statements of the Acquisitions, included elsewhere in this Current Report on Form 8-K/A. Certain reclassifications have been made in the Acquisitions' historical financial statements, included in the pro forma financial statements, to conform to the Province presentation.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                 (IN THOUSANDS)


                                                                           HISTORICAL             ACQUISITION       PRO FORMA
                                                                   --------------------------      PRO FORMA       ACQUISITION
                                                                   PROVINCE      ACQUISITIONS     ADJUSTMENTS      CONSOLIDATED
                                                                   --------      ------------     -----------      ------------

ASSETS
Current assets:
      Cash and cash equivalents                                   $   5,064       $   (458)      $     458 (a)      $   5,064
      Accounts receivable, net                                       65,448          4,640          (4,640)(a)         65,448
      Inventories                                                     9,111          1,174                             10,285
      Intercompany receivables                                           --          1,192          (1,192)(a)             --
      Prepaid expenses and other                                      7,209            479            (320)(b)
                                                                                                      (352)(a)          7,016
                                                                  ---------       --------       ---------          ---------
             Total current assets                                    86,832          7,027          (6,046)            87,813
Property, plant and equipment, net                                  124,276         35,022         (35,022)(a)
                                                                                                    42,890 (b)        167,166
Other assets:
      Cost in excess of net assets acquired, net                    153,578             17             (17)(a)
                                                                                                    34,130 (b)        187,708
      Other                                                         108,155          2,088          (1,378)(a)
                                                                                                   (77,000)(b)         31,865
                                                                  ---------       --------       ---------          ---------
                                                                  $ 472,841       $ 44,154       $ (42,443)         $ 474,552
                                                                  =========       ========       =========          =========

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                            $   9,353       $  1,606       $  (1,217)(a)      $   9,742
      Accrued salaries and benefits                                  11,064          1,266            (698)(a)         11,632
      Accrued expenses                                                6,330            823            (521)(a)          6,632
      Current maturities of long-term obligations                     2,059             62                              2,121
                                                                  ---------       --------       ---------          ---------
             Total current liabilities                               28,806          3,757          (2,436)            30,127
Long-term obligations, less current maturities                      251,432         50,055         (49,665)(a)        251,822
Third-party settlements                                               2,773             --                              2,773
Other liabilities                                                     9,113              2              (2)(a)          9,113
Minority interest                                                       717             --                                717
Due to affiliates, net                                                   --         (1,342)          1,342 (a)             --

Common stockholders' equity (deficit):
      Net assets                                                                    (8,318)          8,618 (a)
                                                                                                      (300)(b)             --
      Common stock                                                      157             --                                157
      Additional paid-in-capital                                    163,339             --                            163,339
      Retained earnings                                              16,504             --                             16,504
                                                                  ---------       --------       ---------          ---------
             Total common stockholders' equity (deficit)            180,000         (8,318)          8,318            180,000
                                                                  ---------       --------       ---------          ---------
                                                                  $ 472,841       $ 44,154       $ (42,443)         $ 474,552
                                                                  =========       ========       =========          =========

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)


                                                                                            ACQUISITION
                                                           HISTORICAL       HISTORICAL       PRO FORMA          PRO FORMA
                                                            PROVINCE       ACQUISITIONS     ADJUSTMENTS        CONSOLIDATED
                                                            --------       ------------     -----------        ------------
Revenue:
     Net patient service revenue                            $217,364         $59,754                              $277,118
     Management and professional services                     11,885              --                                11,885
     Reimbursable expenses                                     6,520              --                                 6,520
     Other                                                     3,086             788                                 3,874
                                                            --------         -------        ---------             --------
            Net operating revenue                            238,855          60,542               --              299,397

Expenses:
     Salaries, wages and benefits                             94,970          25,994                               120,964
     Reimbursable expenses                                     6,520              --                                 6,520
     Purchased services                                       28,250           7,320                                35,570
     Supplies                                                 24,252           6,731                                30,983
     Provision for doubtful accounts                          17,839           4,791                                22,630
     Other operating expenses                                 19,149           5,358                                24,507
     Rentals and leases                                        5,777             664                                 6,441
     Depreciation and amortization                            13,409           3,753             (237)(a)           16,925
     Interest expense                                         10,555           3,047            2,790 (b)           16,392
     Minority interest                                           155              --                                   155
     Loss on sale of assets                                       45              --                                    45
                                                            --------         -------        ---------             --------
            Total expenses                                   220,921          57,658            2,553              281,132
                                                            --------         -------        ---------             --------
Income (loss) before income taxes                             17,934           2,884           (2,553)              18,265
Income taxes (benefit)                                         7,927              --              132 (c)            8,059
                                                            --------         -------        ---------             --------
Net income (loss)                                             10,007           2,884           (2,685)              10,206
Preferred stock dividends and accretion                         (696)             --               --                 (696)
                                                            --------         -------        ---------             --------
Net income (loss) to common shareholders                    $  9,311         $ 2,884        $  (2,685)            $  9,510
                                                            ========         =======        =========             ========

Basic earnings (loss) per common share:
     Net income                                             $   0.75                                              $   0.76
     Preferred stock dividends and accretion                   (0.05)                                                (0.05)
                                                            --------                                              --------
     Net income per common share                            $   0.70                                              $   0.71
                                                            ========                                              ========

Diluted earnings (loss) per common share:
     Net income                                             $   0.73                                                 $0.75
     Preferred stock dividends and accretion                   (0.05)                                                (0.05)
                                                            --------                                              --------
     Net income per common share                            $   0.68                                              $   0.70
                                                            ========                                              ========

Weighted-average shares:
     Basic earnings per common share                          13,344                                                13,344
     Diluted earnings per common share                        13,672                                                13,672



                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                                           ACQUISITION
                                                         HISTORICAL        HISTORICAL       PRO FORMA          PRO FORMA
                                                          PROVINCE        ACQUISITIONS     ADJUSTMENTS        CONSOLIDATED
                                                          --------        ------------     ------------       ------------
Revenue:
     Net patient service revenue                           $222,151          $46,323                            $268,474
     Management and professional services                    10,576               --                              10,576
     Reimbursable expenses                                    5,104               --                               5,104
     Other                                                    2,322              438                               2,760
                                                           --------          -------         --------           --------
            Net operating revenue                           240,153           46,761                             286,914

Expenses:
     Salaries, wages and benefits                            96,504           19,328                             115,832
     Reimbursable expenses                                    5,104               --                               5,104
     Purchased services                                      27,255            5,642                              32,897
     Supplies                                                26,944            5,271                              32,215
     Provision for doubtful accounts                         16,806            4,058                              20,864
     Other operating expenses                                21,422            3,939                              25,361
     Rentals and leases                                       5,358              434                               5,792
     Depreciation and amortization                           13,581            2,277              360 (a)         16,218
     Interest expense                                         8,675            6,582           (2,695)(b)         12,562
     Minority interest                                          113               --                                 113
     Gain on sale of assets                                     (10)              --                                  --
                                                           --------          -------         --------           --------
            Total expenses                                  221,752           47,531           (2,335)           266,948
                                                           --------          -------         --------           --------
Income (loss) before income taxes                            18,401             (770)           2,335             19,966
Income taxes (benefit)                                        8,005               --              624 (c)          8,629
                                                           --------          -------         --------           --------
Net income (loss) to common shareholders                   $ 10,396          $  (770)        $  1,711           $ 11,337
                                                           ========          =======         ========           ========

Net income per common share:

      Basic                                                $   0.66                                             $   0.72
                                                           ========                                             ========
      Diluted                                              $   0.65                                             $   0.71
                                                           ========                                             ========

Weighted-average shares:
      Basic earnings per common share                        15,724                                               15,724
      Diluted earnings per common share                      16,019                                               16,019


                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

(a) Reflects the elimination of the Acquisitions' assets not purchased and liabilities not assumed by Province as follows:

         Cash                                                        $    458
         Accounts receivable                                           (4,640)
         Intercompany receivables                                      (1,192)
         Prepaid expenses and other                                      (352)
         Property, plant and equipment                                (35,022)
         Cost in excess of net assets acquired, net                       (17)
         Other assets                                                  (1,378)
         Accounts payable                                               1,217
         Accrued salaries and benefits                                    698
         Accrued expenses                                                 521
         Long-term obligations, less current maturities                49,665
         Other liabilities                                                  2
         Intercompany                                                  (1,342)
                                                                     --------

         Net assets                                                  $  8,618
                                                                     ========


(b) Reflects the purchase of the Acquisitions and the allocation of the purchase price to adjust assets purchased and liabilities assumed to fair value and to record intangibles as follows:


         Property, plant and equipment                               $ 42,890
         Cost in excess of net assets acquired                         34,130
         Net assets                                                       300
                                                                     --------

         Cash paid                                                   $ 77,320
                                                                     ========


                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

(a) Reflects the elimination of the historical depreciation expense of the Acquisitions, and the inclusion of the Company's depreciation of property, plant and equipment and amortization of intangible assets.

(b) Reflects the elimination of the historical interest expense related to debt of the Acquisitions not assumed in the acquisition, and the inclusion of the Company's interest expense related to the debt used to finance the acquisition.

(c) Reflects the inclusion of the income tax expense based on the combined federal and state statutory rate of 40.0% applied to adjusted pre-tax income.